INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 33 to Registration Statement No. 2-89550 of the FutureFunds Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated April 10, 2003 on the financial statements of FutureFunds Series Account and our report dated January 27, 2003 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the headings "Condensed Financial Information" and "Experts" in the Prospectus and under the heading "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.

Denver, Colorado
April 21, 2003